EXHIBIT 99.1

Indiana Community Bancorp Announces Second Quarter Earnings

COLUMBUS, Ind., July 26, 2011 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced net income for the second quarter of $845,000 or $0.16 diluted earnings per common share compared to net income of $1.7 million or $0.41 diluted earnings per common share a year earlier. Year-to-date net income was $2.2 million or $0.47 diluted earnings per common share compared to net income of $2.1 million or $0.45 diluted earnings per common share a year earlier. The quarter over quarter decrease in net income was primarily driven by an increase in the provision for loan losses of $1.2 million to $2.7 million. Year to date net income increased $78,000 compared to the prior year. An increase in year to date net interest income of $1.8 million was offset by an increase in provision expense of $656,000 and an increase in non interest expenses of $903,000. Total portfolio loans decreased $11.0 million for the quarter and $13.8 million year-to-date while total retail deposits decreased $16.7 million for the quarter and increased $2.3 million year-to-date. Chairman and CEO John Keach, Jr. stated, "We were pleased to report positive earnings for the quarter in spite of elevated charge off levels. The real estate environment remains challenging in Indianapolis, but we are aggressively pursuing transactions to move problem loans out of the Bank." Executive Vice President and CFO Mark Gorski added, "We expected the commercial credit challenges to result in fluctuating financial performance. However, we are pleased with the modest linked quarter improvement in pre tax pre provision earnings."

Balance Sheet

Total assets were $1.04 billion as of June 30, 2011, a decrease of $3.5 million from December 31, 2010. Total loans decreased $11.0 million for the quarter and $13.8 million year to date. Commercial and commercial mortgage loans decreased $8.6 million for the quarter and $8.7 million year to date. Commercial lending activity has been slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality C&I relationships. Residential mortgage loans and consumer loans decreased $2.4 million for the quarter and $5.1 million year to date. Demand for home equity and second mortgage loans remains soft within the Bank's market footprint.

Total retail deposits decreased $16.7 million for the second quarter after increasing $19.0 million for the first quarter resulting in a net increase for the year of $2.3 million. The decrease in retail deposits for the quarter was primarily due to a decrease in certificates of deposit of $13.4 million for the quarter. Certificates of deposits have decreased $18.8 million year to date. The continued low interest rate environment has resulted in rates on certificates of deposit that are not attractive to consumers. Additionally, the Bank has implemented a strategy geared toward expanding relationships with customers that only maintain certificates of deposit at the Bank or allowing those customers to pursue higher interest rates elsewhere. The decrease in certificates of deposit for the year has been more than offset by an increase in demand and interest bearing transaction accounts which have increased $21.1 million for the year. The Bank continues to focus marketing and sales activities on transaction accounts aimed at attracting new customers and expanding relationships with existing customers. As a result, commercial and retail transaction deposits have increased $26.7 million for the year partially offset by a decrease in public entity transaction deposits of $5.6 million for the year. The Bank expects public entity transaction deposits to decrease during the third quarter based on the withdrawal of approximately $10 million from a large public entity customer.

Asset Quality

Provision for loan losses totaled $2.7 million for the quarter and $4.2 million year-to-date which represent an increase of $1.2 million for the quarter and $656,000 year to date when compared to the prior year. Net charge offs were $3.2 million for the quarter and $4.8 million year-to-date. Charge offs increased in the second quarter due primarily to a $2.3 million charge off related to three residential land development loans with one customer. The allowance for loan losses decreased $583,000 for the second quarter to $14.0 million at June 30, 2011. The ratio of the allowance for loan losses to total loans was 1.91% at June 30, 2011 compared to 1.95% at December 31, 2010. Total non-performing assets increased $9.9 million for the second quarter and $6.9 million year-to-date to $41.3 million at June 30, 2011. Non-performing assets to total assets was 3.98% at June 30, 2011. The increase in non-performing assets for the quarter was primarily due to the remaining balance on the land development customer listed above which totaled $8.4 million and one additional commercial relationship totaling $2.3 million. Regarding the residential land development loans listed above, the customer has a signed letter of intent related to the purchase of one of the projects with a remaining balance of $3.7 million. The customer is working on final negotiations related to a takedown agreement for developed lots related to a loan with a remaining balance of $2.9 million. The Bank has also worked with a customer to negotiate the sale of the collateral associated with the $2.3 million commercial relationship listed above. In addition to the above, another Bank customer has a signed letter of intent for the sale of collateral associated with a residential and multifamily land development project with a remaining balance of $1.8 million. The Bank received in July payments related to the sale of collateral associated with $2.1 million of non-performing assets. Officers of the Bank have worked and are working closely with customers on the transactions listed above. The transactions completed in July reduced total nonperforming assets by $2.1 million. Management expects the other transactions to close late in the third quarter or the fourth quarter of 2011 and the Bank may provide approximately $2.3 million of financing related to the transactions. Those transactions, if completed, could reduce nonperforming assets by approximately an additional $8.0 million although there can be no guarantee that the transactions will be completed.

Net Interest Income

Net interest income increased $601,000 or 7.6% for the quarter and $1.8 million or 11.8% year to date. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin was 3.49% for the quarter and 3.56% year to date. While net interest margin dropped 14 basis points from the first quarter of 2011 due primarily to the reversal of interest related to increased nonperforming loans discussed above, the year to date net interest margin is up 29 basis points compared to the prior year. The increase in the net interest margin continues to be driven by the mix shift within the Bank's core deposits. Growth in lower cost transaction accounts combined with decreases in higher cost certificates of deposit resulted in a 46 basis point decrease in the year to date cost of interest bearing liabilities compared to the prior year.

Non Interest Income

Non interest income decreased $236,000 for the quarter and $58,000 year to date. Service fees on deposits decreased $155,000 or 9.1% for the quarter and $271,000 or 8.5% year to date due primarily to a decrease in overdraft fees. The decrease in service fees on deposits was partially offset by net gains on the sale of securities which totaled $194,000 year to date compared to $12,000 in the prior year. While not a core activity, the Bank continued to take advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio. Gain on sale of loans decreased $79,000 for the quarter and $40,000 year to date. Gain on sale of loans for the first half of 2011 was down significantly compared to the second half of 2010. Mortgage origination levels during the second half of 2010 were driven by significant refinance activity due to reductions in mortgage rates. Miscellaneous income included a net loss on the writedown of other real estate of $411,000 year to date due primarily to the write down of a large other real estate owned property based on negotiations related to the sale of the property. The sale totaled $625,000 and was completed in the second quarter.

Non Interest Expenses

Non interest expenses increased $442,000 or 6.4% for the quarter and $903,000 or 6.4% year to date. Compensation and employee benefits expense increased $555,000 or 16.8% for the quarter and $833,000 or 11.8% year to date. During the second quarter of 2010, the Company restructured certain senior management incentive plans which resulted in a reversal of $327,000 of previously accrued expense. The remaining increase was due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during 2010, increased medical benefit and pension costs and increased costs related to restricted stock grants to key management personnel. FDIC insurance expense decreased $198,000 for the quarter and $159,000 year to date due to a change in the method used to calculate the Company's quarterly contribution. Marketing expense increased $60,000 for the quarter and $97,000 year to date as the Company has increased the marketing budget to support growth opportunities for core deposits within its market footprint.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	June 30, 2011	December 31, 2010

Assets:
Cash and due from banks	$15,468	$ 12,927
Interest bearing demand deposits	169	136
Cash and cash equivalents	15,637	13,063
Securities available for sale at fair value (amortized cost $237,077 and $227,331)	239,857	226,465
Loans held for sale (fair value $2,503 and $7,827)	2,441	7,666
Portfolio loans:
Commercial and commercial mortgage loans	542,019	550,686
Residential mortgage loans	90,877	92,796
Second and home equity loans	90,236	92,557
Other consumer loans	10,734	11,614
Total portfolio loans	733,866	747,653
Unearned income	(229)	(252)
Allowance for loan losses	(14,023)	(14,606)
Portfolio loans, net	719,614	732,795

Premises and equipment	16,968	16,228
Accrued interest receivable	3,681	3,785
Other assets	41,599	43,316
TOTAL ASSETS	$ 1,039,797	$ 1,043,318

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$ 92,150	$ 86,425
Interest checking	179,467	177,613
Savings	51,106	45,764
Money market	232,572	224,382
Certificates of deposits	295,053	313,854
Retail deposits	850,348	848,038

Public fund certificates	203	5,305
Wholesale deposits	203	5,305
Total deposits	850,551	853,343

FHLB advances	53,657	53,284
Short term borrowings	11,305	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	16,037	20,490
Total liabilities	947,014	954,669

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,210	21,156
No par common stock; Authorized: 15,000,000 shares Issued and outstanding: 3,422,379 and 3,385,079	21,470	21,230
Retained earnings, restricted	48,713	47,192
Accumulated other comprehensive income/(loss), net	1,390	(929)
Total shareholders' equity	92,783	88,649
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,039,797	$ 1,043,318

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest Income:
Securities and interest bearing deposits	1,495	1,448	2,809	2,539
Commercial and commercial mortgage loans	7,264	7,432	14,889	14,788
Residential mortgage loans	1,041	1,156	2,098	2,371
Second and home equity loans	1,050	1,141	2,122	2,308
Other consumer loans	208	279	427	574
Total interest income	11,058	11,456	22,345	22,580

Interest Expense:
Checking and savings accounts	437	519	833	975
Money market accounts	362	450	715	941
Certificates of deposit	1,454	2,285	3,034	4,717
Total interest on retail deposits	2,253	3,254	4,582	6,633

Public funds	4	2	11	4
Total interest on wholesale deposits	4	2	11	4
Total interest on deposits	2,257	3,256	4,593	6,637

FHLB advances	261	262	521	525
Other borrowings	1	--	4	--
Junior subordinated debt	76	76	152	150
Total interest expense	2,595	3,594	5,270	7,312

Net interest income	8,463	7,862	17,075	15,268
Provision for loan losses	2,689	1,496	4,247	3,591
Net interest income after provision for loan losses	5,774	6,366	12,828	11,677

Non Interest Income:
Gain on sale of loans	350	429	746	786
Gain on securities	10	12	194	12
Other than temporary impairment losses	(7)	--	(7)	(55)
Service fees on deposit accounts	1,543	1,698	2,911	3,182
Loan servicing income, net of impairment	135	121	246	236
Miscellaneous	665	672	947	934
Total non interest income	2,696	2,932	5,037	5,095

Non Interest Expenses:
Compensation and employee benefits	3,865	3,310	7,892	7,059
Occupancy and equipment	958	960	1,980	1,914
Service bureau expense	499	490	984	968
FDIC insurance expense	330	528	876	1,035
Marketing	265	205	486	389
Miscellaneous	1,433	1,415	2,701	2,651
Total non interest expenses	7,350	6,908	14,919	14,016

Income before income taxes	1,120	2,390	2,946	2,756
Income tax provision	275	705	765	653
Net Income	$ 845	$ 1,685	$ 2,181	$ 2,103

Basic earnings per common share	$ 0.16	$ 0.41	$ 0.47	$ 0.45
Diluted earnings per common share	$ 0.16	$ 0.41	$ 0.47	$ 0.45

Basic weighted average number of common shares	3,364,079	3,358,079	3,364,079	3,358,079
Dilutive weighted average number of common shares	3,367,966	3,358,079	3,367,535	3,358,079
Dividends per common share	$ 0.010	$ 0.010	$ 0.020	$ 0.020

Supplemental Data:
(unaudited)	Three Months Ended June 30,		Year to Date June 30,
	2011	2010	2011	2010
Weighted average interest rate earned on total interest-earning assets	4.56%	4.78%	4.66%	4.83%
Weighted average cost of total interest-bearing liabilities	1.10%	1.52%	1.13%	1.59%
Interest rate spread during period	3.47%	3.25%	3.53%	3.24%

Net interest margin
(net interest income divided by average interest-earning assets on annualized basis)	3.49%	3.28%	3.56%	3.27%
Total interest income divided by average Total assets (on annualized basis)	4.20%	4.38%	4.30%	4.41%
Total interest expense divided by average total assets (on annualized basis)	0.99%	1.38%	1.01%	1.43%
Net interest income divided by average total assets (on annualized basis)	3.22%	3.01%	3.29%	2.98%

Return on assets (net income divided by average total assets on annualized basis)	0.32%	0.64%	0.42%	0.41%
Return on equity (net income divided by average total equity on annualized basis)	3.70%	7.85%	4.86%	4.95%

	June 30, 2011	December 31, 2010

Book value per share outstanding	$ 20.91	$ 19.94

Nonperforming Assets:
Loans: Non-accrual	$ 25,431	$ 20,278
Past due 90 days or more	87	92
Restructured	10,850	9,684
Total nonperforming loans	36,368	30,054
Real estate owned, net	4,972	4,379
Other repossessed assets, net	19	10
Total Nonperforming Assets	$ 41,359	$ 34,443

Nonperforming assets divided by total assets	3.98%	3.30%
Nonperforming loans divided by total loans	4.95%	4.02%

Balance in Allowance for Loan Losses	$ 14,023	$ 14,606

Allowance for loan losses to total loans	1.91%	1.95%
CONTACT: John K. Keach, Jr.
         Chairman
         Chief Executive Officer
         (812) 373-7816

         Mark T. Gorski
         Executive Vice President
         Chief Financial Officer
         (812) 373-7379